Exhibit 99.1

July 9, 2007

News Release

Source: EnXnet, Inc.

EnXnet To Double Production Capacity For Multimedia Gift CardTM

Tulsa, OK, July 09, 2007, EnXnet, Inc.’s, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) production partner, Duplium, is in the process of doubling their production capacity for the Multimedia Gift CardTM from 600,000 cards a month to 1,200,000 per month. EnXnet’s marketing partners have relayed that the reaction in the market has been very strong, leading to an expected demand that would far exceed current production capacity.

Duplium is in the process of expanding the capacity ahead of any firm orders for the product. Firm orders are expected after the video and audio content for the card has been developed by the perspective purchasers. Expected time to create this content and place an order is approximately 60 days. Additional manufacturing increases are also being planned so that EXNT will be able to meet expected demand increases in 2008.

On a recent worldwide webcast, Mr. Corley described how EXNT’s ThinDiscTM technology makes this new gift card possible and how he believes that this is the multimedia solution to the current static gift card market. Mr. Corley went on to detail how the deep level of interactivity the Multimedia Gift CardTM provides marketers an unprecedented format to speak one-on-one with their customers.

“We expect to be a factor with our gift card this holiday season,” said Ryan Corley, EnXnet’s CEO. “There has been a great deal of interest in this product and we are looking forward to begin delivering this to the market.”

To listen to the taped webcast and teleconference click here.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004